Exhibit 99.1

STRAWBERRY FIELDS REIT ANNOUNCES FIRST QUARTER 2025

OPERATING RESULTS

South Bend, IN. May 9, 2025 (NEWSFILE) –Strawberry Fields REIT, Inc. (NYSE AMERICAN: STRW) (the “Company”) reported today its operating results for the quarter ended March 31, 2025.

FINANCIAL HIGHLIGHTS

●	100% of contractual rents collected.

●	On January 2, 2025, the Company closed the acquisition for the purchase of six healthcare facilities located in Kansas. The purchase price for the facilities was $24.0 million, payable at the closing. The facilities are leased under a new 10-year master lease agreement to a group of third-party tenants. Under the master lease, (i) the tenants are on a triple net basis, and (ii) the tenants have 2 five-year options to extend the lease. The tenants operate the facilities as five skilled nursing facilities and one assisted living facility. The six facilities are comprised of 354 licensed beds.

●	On March 31, 2025, the Company completed the acquisition for a skilled nursing facility with 100 licensed beds near Oklahoma City, Oklahoma. The acquisition was for $5.0 million. The Company funded the acquisition utilizing cash from the balance sheet. The facility is leased to an existing third-party operator who entered into a Master Lease for this facility as well as for the other facility acquired in December of 2024. The lease includes annual base rents of $0.5 million dollars with 3% annual rent increases and an initial term of 10 years with two options of 5-year extensions.

●	For the quarters ended March 31, 2025, and March 31, 2024:

●	FFO was $18.3 million and $14.1 million, respectively.
●	AFFO was $16.8 million and $13.1 million, respectively.
●	Net income was $7.0 million and $6.0 million, respectively.
●	Rental income received was $37.3 million and $27.8 million, respectively.

Moishe Gubin, the Company’s Chairman & CEO, noted: “As I commented at the Annual Shareholder Meeting, collectively across our financials metrics; we have shown nice growth when comparing Q1 2025 to Q1 2024. This growth proves that our disciplined approach is paying off and we’re not changing. We’ve demonstrated that we can deliver steady, if not strong, earnings for many years now and there is no reason we should not maintain similar earnings well into the future.”

Mr. Gubin continued “We are very disciplined and methodical in how we buy assets and the same three metrics apply for whenever we vet a new tenant: operational capabilities, financial strength and their integrity.”

Q1 2025 Quarterly Results of Operations:

Three Months Ended March 31, 2025 Compared to Three Months Ended March 31, 2024:

Rental revenues: The increase in rental revenues of $9.5 million or 34.1% is primarily due to rental income received from the new Kentucky, Missouri, and Kansas master leases. These increases were offset by lower revenue from the Landmark master lease.

Depreciation and Amortization: The increase in depreciation of $1.5 million or 20.7% is related to depreciation on the 23 properties purchased in 2024 and Q1 2025. The increase was offset by assets that fully depreciated in 2024. Amortization increase of $1.6 million or 186.3% is due to additional intangible assets purchased in 2024 and rent receivable related to the Kentucky Master Lease.

General and administrative: Q1 2025 expenses increased by $657K or 42.6% compared to Q1-2024. The increase is driven by higher Q1 2025 professional fees, corporate salaries and other operating expenses

Interest expense, net: The increase in interest expense of $4.9 million or 63.4% is primarily related to additional interest paid on higher bond balances, an additional note payable starting in Q1 2025 and a new third commercial bank loan facility obtained in connection with the December 2024 acquisition of the Missouri facilities.

Net Income: The increase in net income from $5.9 million during the quarter ended March 31, 2024 to $6.9 million for the quarter ended March 31, 2025 is primarily due to increases in rental revenue offset by higher depreciation and interest expense.

Safe Harbor Statement

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to: (i) the COVID-19 pandemic and the measures taken to prevent its spread and the related impact on our business or the businesses of our tenants; (ii) the ability and willingness of our tenants to meet and/or perform their obligations under the triple-net leases we have entered into with them, including, without limitation, their respective obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities; (iii) the ability of our tenants to comply with applicable laws, rules and regulations in the operation of the properties we lease to them; (iv) the ability and willingness of our tenants to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, as well as any obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant; (v) the availability of and the ability to identify (a) tenants who meet our credit and operating standards, and (b) suitable acquisition opportunities, and the ability to acquire and lease the respective properties to such tenants on favorable terms; (vi) the ability to generate sufficient cash flows to service our outstanding indebtedness; (vii) access to debt and equity capital markets; (viii) fluctuating interest rates; (ix) the ability to retain our key management personnel; (x) the ability to maintain our status as a real estate investment trust (“REIT”); (xi) changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; (xii) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xiii) any additional factors included under “Risk Factors” in our Annual Report Form 10-K dated March 13, 2025, including in the section entitled “Risk Factors” in Item 1A of Part I of such report, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

Forward-looking statements speak only as of the date of this press release. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

Non-GAAP Financial Measures

Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found below.

About Strawberry Fields REIT

Strawberry Fields REIT, Inc., is a self-administered real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing and certain other healthcare- related properties. The Company’s portfolio includes 132 healthcare facilities with an aggregate of 14,750+ bed, located throughout the states of Arkansas, Illinois, Indiana, Kansas, Kentucky, Michigan, Missouri, Ohio, Oklahoma, Tennessee and Texas. The 132 healthcare facilities comprise 122 skilled nursing facilities, 10 assisted living facilities, and two long-term acute care hospitals.

Investor Relations:

Strawberry Fields REIT, Inc.

IR@sfreit.com

+1 (773) 747-4100 x422

Funds From Operations (“FFO”)

The Company believes that funds from operations (“FFO”), as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and adjusted funds from operations (“AFFO”) are important non-GAAP supplemental measures of our operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization. AFFO is defined as FFO excluding the impact of straight-line rent, above-/below-market leases, non-cash compensation and certain non-recurring items. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and makes comparisons of operating results among REITs more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare our operating performance between periods or as compared to other companies.

While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to our real estate assets nor do they purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than we do.

The following table reconciles our calculations of FFO and AFFO for the three months ended, March 31, 2025 and 2024, to net income the most directly comparable GAAP financial measure, for the same periods:

FFO and AFFO

	Three Months Ended March 31,
	2025	2024
(dollars in $000s)
Net income	$6,991	$5,992
Depreciation and amortization	11,270	8,098
Funds from Operations	18,261	14,090
Adjustments to FFO:
Straight-line rent	(1,457)	(968)
Funds from Operations, as Adjusted	$16,804	$13,122